EXHIBIT 99


       SCRIPT OF "TOWN HALL MEETING" BROADCAST TO HEALTHSOUTH EMPLOYEES IN USE BEGINNING SEPTEMBER 18, 2003.

JOEL GORDON, INTERIM CHAIMAN - INTRODUCTION
Good afternoon. It's been several months since our last Town Hall, and a lot of things are happening at HealthSouth. Thanks to you, we continue to move forward
- past the events of last March and toward a successful future.

As you remember, in early July we made an important presentation to our creditors and shareholders that outlined a business plan for the next twelve months. We also provided them with information on our improved financial situation.

Today, we will update you on both of those topics and to answer some questions you may have about decisions that have been made that directly impact you as employees. Bob....

BOB MAY, INTERIM CEO - OPERATIONS
Thanks, Joel. When Joel and I assumed our positions last March, we were very concerned - along with our fellow board members -- that the core business of HealthSouth was in trouble. We took quick action - along with great advice and counsel from Bryan Marsal and his team - but none of our progress could have been achieved without your hard work and dedication. Through difficult times, you have kept our facilities up and running - by doing what you do best - taking outstanding care of our patients.

Today, we continue to be strong operationally. Many people ask me what is our current strategy? The answer is fairly straightforward - simple yet hard to do. The entire organization needs to focus on improving its operations. Over the next 12 to 18 months our strategy needs to be one of improving all aspects of our operations. We need to examine all lines of business and staff areas and ask the questions-- are we being as effective as we can be and are we providing superior care to our patients?

We have already taken some steps in support of this strategy: 1. we made the decision to split the diagnostics group into a separate division of the company led by Karen Davis; 2. we have implemented a program to simplify the RBO process by examining the best practices in each RBO and creating a more efficient system; and 3. we are looking at new technology to enhance our purchasing process.

Bottom line, we are taking all the necessary steps to ensure that HealthSouth is successful now and into the future.

JOEL - FINANCIAL UPDATE
Thanks to our operational stability, our financial situation continues to improve. On August 12, we were able to announce a payment of $117 million to our lenders and other noteholders, representing all past due interest owed under our borrowing agreements. We are still in discussions with the banks and noteholders and hope to come to a mutually beneficial agreement with them before the end of the year.


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PricewaterhouseCoopers is continuing both the forensic review and the audit of our financials for the past four years. We expect the forensic review to be complete by the end of November and for the audit to be complete sometime in the summer or fall of 2004. Keep in mind that the work PricewaterhouseCoopers is doing on the forensic side reflects what has happened in the past. Their findings should not have an impact on our business plan or on operations moving forward.

Regardless of the outcome of the forensic audit, we continue to believe that we can accomplish our restructuring without having to file bankruptcy. As we've mentioned before, there are still some potential "rocks in the road," but we continue to manage these potential issues and remain cautiously optimistic about the future.

BOB - EMPLOYEE
Our improved financial position allows us to invest some of our resources in you
- our employees. First of all, we are in the middle of performance evaluations nationwide and your merit increases will be effective next month. We have also announced new incentive programs that will be in place for all divisions by January 2004. The specifics of each incentive program should be distributed to you by your divisional leadership in the near future, if they haven't done so already.

We have worked very hard with the human resources department to review and ultimately expand the employee benefits package. I'm very pleased to announce that, even with the huge increases in healthcare insurance premiums across the country, we were able to keep your medical premiums at the same rate in the new package. There are some minor changes in the medical plan design that will be explained in the upcoming packets from human resources.

In addition, we will be changing our 401(k) program so that you will have more choices and more flexibility when deciding where to invest your money. The new program will be managed by Charles Schwab & Co., Inc., who will also offer financial advisors free-of-charge to participants in the HealthSouth 401(k) program.

JOEL - UPCOMING EVENTS
We are continuing to make changes at all levels of the Company. Just last week, we welcomed a new member to the Board of Directors -- Lee Hillman, the former Chairman and CEO of Bally's Fitness. He brings expertise to the board in the areas of restructuring and governance. In addition, we will soon be implementing a new, company-wide compliance program that emphasizes the importance we place on integrity and providing quality care to our patients.

We are continuing to cooperate with all of the ongoing investigations. Many of you have asked about what you can do to help. The best way you can help is to keep showing our patients, their families and our physicians that HealthSouth is the place to go for quality healthcare. The good work you do in your facility has and will continue to speak volumes about our company.


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BOB - CONCLUSION
We want you to keep asking questions and giving us your suggestions. The employee hotline is always available at employeehotline@healthsouth.com and you can see the most frequently asked questions and answers on the intranet.

We appreciate your support. Thank you for your time.